Exhibit 99.1

Contact:
David Waldman or Natalya Rudman
Crescendo Communications, LLC
Email: mlss@crescendo-ir.com
Tel: 212-671-1020

Milestone Scientific, Inc. Announces Exclusive
Distribution Agreement with Henry Schein, Inc.

Distribution Agreement Includes Dedicated Specialty
Sales Force and Guaranteed Minimums

LIVINGSTON, NJ, June _, 2016 -- Milestone Scientific Inc. (NYSE MKT: MLSS), a medical R&D company that designs, patents, incubates and commercializes a growing portfolio of innovative injection technologies, today announced that its Wand Dental, Inc. subsidiary has entered into a ten-year exclusive agreement with Henry Schein, Inc. (NASDAQ:HSIC), the world's largest provider of health care products and services to office-based dental, animal health and medical practitioners, for The Wand® STA® Computer Assisted Anesthesia System.

Under the agreement, Henry Schein’s Exclusive Products Sales Specialist Team, which is comprised of 25 sales representatives and supported by 900 field service representatives, will exclusively market and distribute The Wand® STA® Computer Assisted Anesthesia System, together with a select group of other devices, in the United States and Canada.

To help educate its customers about the benefits of The Wand, Henry Schein is training specific members of its sales team to become experts in the features and benefits of the STA® system. The agreement has minimum purchase orders to maintain exclusivity in the third through tenth years, commencing at $2.75 million. Henry Schein will also continue to distribute the disposables for Wand Dental, Inc.'s legacy anesthesia system, The Compudent®.

The Wand® STA® is the market-leading computer-controlled local anesthesia system, with over 50 million injections performed worldwide. The Wand® performs both traditional and newer dental anesthesia injections in a more effective and comfortable way for both the patient and the provider. The instrument utilizes patented technologies like computer-regulated flow rates, Dynamic Pressure Sensing (DPS®), and a uniquely ergonomic hand-piece to enable significant improvements over the traditional dental syringe, which has remained virtually unchanged for over 160 years.

Gian Domenico Trombetta, CEO of Wand Dental, Inc. commented, "Following our success with Henry Schein earlier this year, we are excited to enter into this long-term, exclusive collaboration agreement. This agreement will enable us to partner with Henry Schein's field representatives and the company’s unparalleled sales, marketing and distribution platform across North America. Meanwhile, we continue to expand our distribution partnerships globally and believe we have developed a highly cost effective and scalable platform to rapidly grow sales and profitability of our Wand Dental segment in the coming years.”

About Wand Dental, Inc.

Headquartered in Livingston, NJ, Wand Dental, Inc. is a wholly-owned subsidiary of Milestone Scientific, Inc. and is engaged in the manufacture and sales of advanced computer-controlled drug delivery technologies to the global dental market. The company currently sells its award-winning products through a global distribution network serving North and South America, Asia, Africa, Europe and the Middle East.

About Milestone Scientific Inc.

Milestone Scientific Inc. (MLSS) is a medical R&D company that designs, patents, incubates and commercializes a growing portfolio of innovative injection technologies. Milestone's computer-controlled systems make injections precise, efficient, and virtually painless. For more information please visit our website: www.milestonescientific.com.

Safe Harbor Statement

This press release contains forward-looking statements regarding the timing and financial impact of Milestone's ability to implement its business plan, expected revenues and future success. These statements involve a number of risks and uncertainties and are based on assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Milestone's control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, failure to achieve expected revenue growth, changes in our operating expenses, adverse patent rulings, FDA or legal developments, competitive pressures, changes in customer and market requirements and standards, and the risk factors detailed from time to time in Milestone's periodic filings with the Securities and Exchange Commission, including without limitation, Milestone's Annual Report for the year ended December 31, 2015. The forward looking statements in this press release are based upon management's reasonable belief as of the date hereof. Milestone undertakes no obligation to revise or update publicly any forward-looking statements for any reason.